Exhibit 10.1

ISO Agreement

This Agreement is entered into this 28th day of February, 2006, by and between Mint Capital Corp., an Ontario corporation having its offices at 156 Front Street West, Suite 300, Toronto, Ontario M5J 2L6 ("Mint"), and La Buick Financial Group Incorporated. ("ISO" a corporation having its principal offices at 24345 Hwy # 48, Baldwin, Ontario L0E 1A0 (hereinafter "ISO").

RECITALS:

A.

Mint has entered into an agreement with a Card Issuer (the " Card Issuer") under which the Card Issuer will issue prepaid MasterCard cards (the "Cards") for distribution by Mint and independent sales organizations will contract with Mint.

B.

Mint, in conjunction with the Card Issuer, provides Card issuing programs (the " Programs" ). Mint has developed value added services available to holders of the Cards. Mint has also developed strategies, marketing and branding materials for use in connection with the Cards.

C.

The ISO wishes to obtain a non-exclusive license to market the Cards to end users and to market the Programs to merchants; provided that the ISO and merchants carry on business pursuant to the terms and conditions hereof.

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.     BUSINESS RELATIONSHIP

1.1     Corporate and Financial Information. The ISO shall provide to Mint and the Card Issuer requested business and financial information. This information shall include but is not limited to: Articles of Incorporation, banking relationship(s), current quarterly and annual audited financial statements, and a full marketing plan including strategies and target market, and projections of Card deployment.

1.2     Grant of License. Subject to Card Issuer and MasterCard approval, if required, Mint hereby grants the ISO a license to market the Programs to merchants and retailers (the "Merchants") and to end users (the "Cardholders"). The ISO shall pay for the Cards, and the ISO shall be entitled to a portion of the fees paid by Cardholders in connection with those Cards and their use (the "Fee Residual"), as set out in this Agreement.

1.3     Card Association/Network Registration. The ISO shall become a registered Member Service Provider (as that term is defined by MasterCard International, Inc.) through the Card Issuer if MasterCard requires such registration during the term of this Agreement. If registration is required, the ISO shall pay such registration fees as are required by MasterCard. Registration fees are non-refundable by MasterCard and will not be returned in the event the application is declined by MasterCard. Further, to the extent required by MasterCard, the ISO shall provide Mint with written proof that such registrations remain current during the term of this Agreement and that all recurring fees have been paid.

2.     PROGRAMS

2.1     Program Applications. The ISO will arrange for completion of a Program Application package (the " Program Application" ) for each Merchant who wishes to offer a Program to end users. The ISO will collect the Program Application for Mint and pre-screen Merchants by verifying the authenticity of the information contained in the package to be submitted to Mint, including good faith completion of all components of the application and execution of the application by an authorized representative of the Merchant. The ISO will forward processed Program Applications and supporting documentation to Mint for approval (with required fees as appropriate) in accordance with Mint Program procedures.

2.2     Approvals. ISOs who wish to institute a new Program shall complete and submit a Program Application for approval by Mint and, as required, the Card Issuer, MasterCard and any payment authorization network.(" Network" ). Mint, the Card Issuer, MasterCard and the Networks have the unconditional right to refuse implementation of any proposed Program. The ISO will only use the form of Program Application, which is specified by Mint, as that form may be amended by Mint from time to time.

Any approval of Mint will be conditional upon the additional approval of the Card Issuer, MasterCard and the Networks, as required. The time required to obtain those additional approvals is not within Mint' s control.

2.3     Merchant Services Agreement. Every Merchant who wishes to offer a Program to end users must enter into an agreement (the " Merchant Services Agreement" ) with Mint and the Card Issuer. The form and content of the Merchant Services Agreement shall be specified by Mint and may be amended by Mint from time to time.

2.4     Approval. Upon receipt of all approvals for the implementation of a Program and the execution and delivery of the Merchant Services Agreement for that Program, Mint will initiate the Program and authorize the ISO and the Merchant to commence with Card ordering, issuing and funding.

2.5     Application Verification. In accordance with MasterCard rules regarding money laundering, Mint will complete an identity check to confirm the address, name and date of birth of the applicant with a third party organization. Notification on ISO' s website must contain the following statement and certification:

"As part of our validation process, Mint will be performing an identity check from a Credit Bureau. This is a confirmation of your identity only. It will not give us any access to your personal credit information. Neither will it impact your bureau score nor will it be visible to any creditors. It will only be visible to you in the event that you decide to obtain a copy of your credit files from the bureau.

I certify that the above information is true and correct and I consent to the collection, use and verification of this information as described above."

2.6     Declines. In some cases, Mint will have to decline applications for a Card. Mint will be responsible for informing the applicant if his or her application is rejected. If an application fee has been collected from the applicant, it must be returned to the applicant.

2.7     Program Options. The ISO or the Merchant may subscribe to one or more of the Program options set out in Schedule "C".

2.8     Program Bill Payment Option. All ISOs and Merchants will use the "Mint MasterCard" online Payee option for topping up Cards with funds.

2.9     Bulletins. Mint reserves the right to issue periodic bulletins to the ISO and Merchants if necessary, from time to time in regards to Program changes or updates. ISO must follow bulletin rules, and regulations in accordance with the Program, Mint, the Issuer and MasterCard. If changes are significant, Mint will permit the ISO a 30 day period from notification date to implement the changes.

2.10     Customer Support IVR. The customer support/IVR will be available only from Card Program launch date.

2.11     Program Implementation Date. The Program Implementation date is to be mutually agreed upon in writing between Mint and the ISO. The delivery of Cards will also be mutually agreed upon by Mint and the ISO.

2.12     Insufficient Funds on Card. If there are insufficient funds in the Cardholder' s account for any fee, on settlement of such fee outstanding, amounts will be settled with the ISO. When sufficient fees are available in the Cardholder's account, fees will be settled with the ISO. If available, partial fees will be collected on Card expiry.

2.13     MasterCard Registration. Mint shall not be liable to the ISO for any interruption in registration which occurs as a result of the Card Issuer's failure to maintain its status with MasterCard.

2.14     Fraud. The ISO shall be responsible for fraud related items through Cards sold or issued under their Program(s) that are in excess of the agreed to levels outlined in Schedule A.

2.15     Mint's Right to Terminate Merchant Services. The ISO acknowledges that Mint and the Card Issuer reserve the unilateral right to terminate a Merchant Services Agreement without notice if such termination is based upon a good-faith judgment on the part of the risk management personnel of Mint or the Card Issuer that a Merchant (a) is engaging in fraudulent transaction activity; (b) is experiencing adverse changes in business circumstances which are determined to jeopardize settlement of transaction activity or fulfillment of financial obligations to Mint or the Card Issuer; (c) is not adhering to MasterCard rules and regulations; or (d) is in jeopardy of entering into bankruptcy, receivership or creditor protection (voluntary or involuntary).

2.16     Compliance with Law and MasterCard Regulations. Mint and the ISO agree to perform this Agreement in accordance with all applicable laws, and the MasterCard rules and regulations, in place from time to time. The ISO acknowledges that MasterCard reserves the right to require any previously approved Program to be changed or terminated with a 60 day notice period.

3.     CARDHOLDERS

3.1     Delivery of Cards. The Card Issuer will produce and deliver a Card, together with a welcome kit, to each Cardholder. Mint will use all reasonable efforts to ensure that the Card Issuer is able to do so within ninety (90) days following the approval by MasterCard of the Card design and Card Program.

3.2     Cardholder Support. Mint or the Card Issuer will:

(a)	provide the platform to process and load Cards;
(b)	provide customer service agents (with IVR support) including a lost/stolen Card function;
(c)	provide an on-line statement to Cardholder;
(d)	provide settlement of Card transactions.

3.3     Cardholder Support from the ISO. If a Card applicant is rejected for any reason, it is the responsibility of the ISO to contact and/or refund any fees to the applicant.

3.4     Cardholder Documents. Mint will provide the form(s) of Cardholder agreement and Cardholder application required by the Card Issuer in connection with the issuance of the Cards. The issuance of Cards shall be subject to such requirements as the Card Issuer and/or MasterCard may establish with respect to Cardholder applications and Cardholder agreements.

3.5     Cardholder Data. Neither Mint nor the ISO shall transfer any Cardholder data or use or disclose any Cardholder data, in violation of applicable laws. In particular, where required by applicable laws, the ISO will ensure that consent has been obtained from Cardholders to any use or disclosure of Cardholder data by Mint or the Card Issuer, or any third party service provider. The ISO will not store or keep data files that contain Cardholder account number information. The parties shall use security measures appropriate to the sensitivity of Cardholder data to protect Cardholder data against loss or theft, as well as unauthorized access, disclosure, copying, use or modification. The parties shall return or destroy all Cardholder data as required by law. On expiration or termination of this Agreement, the ISO will, at the written election of Mint, either destroy the Cardholder data or deliver the Cardholder data to Mint. Each party shall promptly notify the other of all inquiries, complaints and claims received that relate to the collection, use, or disclosure of Cardholder data.

4.     MARKETING

4.1     Card Design. The ISO shall provide the design for Cards issued under this Agreement. All Cards to be issued in connection with a Program shall meet the design, security and other specifications of MasterCard and shall be subject to the written approval of Mint (acting reasonably), the Card Issuer and MasterCard prior to their production and use. In all cases, the back of the Card shall identify the Card Issuer as the issuer and the MasterCard member under whose licence the Cards are issued. The Cards shall also contain the logos or trademarks of Mint on the back of the Card. Unless otherwise agreed to by Mint, the Cards will have an expiry date of one (1) or two (2) years and a maximum Canadian dollar limitation of $2,000.

4.2     Marketing Materials Used by the ISO. The ISO will design and provide draft advertising, promotion and sales material to be used in connection with the marketing of the Programs for approval by Mint, acting reasonably. The ISO will not use any such advertising (newspaper, TV or radio), promotion and sales materials, card carriers, PIN mailers, applications, posters, websites, brochures, until the consent of Mint is obtained and the ISO will make all reasonable revisions to such material requested by Mint. All marketing materials will also require the approval of MasterCard prior to Card issuance (these materials to include press releases).

4.3     Monitoring of Sales Agents and Distributors. The ISO shall monitor the activity of its employees, agents, merchants and distributors to ensure that such personnel conduct themselves professionally and in full compliance with applicable laws, governmental rules and regulations and with the applicable rules and regulations of MasterCard International, Inc. and the applicable Network. The ISO shall assume responsibility for the fraud of its employees and agents.

4.4     Training. Mint will provide the ISO' s staff with one day of training for the Program annually.

4.5     Review of Activity. At least once per quarter upon written request, Mint will share with the ISO the results of the transaction data under the Programs, in summary form. Mint will not share information which could be used to identify any Card or Cardholder.

5.     TERRITORY AND PROSPECT MANAGEMENT

5.1     Market Sector. Mint hereby grants the ISO the non-exclusive right to market the Programs in the following industries, market segments and territory(ies) for the specific Programs indicated:

Program	Industry/Market Segment	Territory(ies)
General Purpose Prepaid Credit Card	Consumer	Canada

The ISO shall not market the Programs outside of those industries, market segments and territory(ies) shown above without the written consent of Mint.

6.     FINANCIAL ARRANGEMENTS

6.1     Initial ISO Costs. The ISO agrees to make the following payments to Mint upon execution of this Agreement:

(a)

$20,000 CDN + GST for the design and implementation of the prepaid Card Program, and website by Mint (including Card features, electronic statement and load transfer process) with the ISO' s branding; the textual content (and translation if any) and images for the website are the responsibility of the ISO. Should ISO activate 58,500 cards within the first twelve months, Mint will rebate 50% or $10,000 CDN of the Web design and implementation Fee.

(b)	the following amounts charged by MasterCard:

	(i)	$5,000 USD as the MasterCard International Initial Plan Setup Fee;

	(ii)	$5,000 USD as the MasterCard ISO registration fee (and the ISO acknowledges that there is an annual renewal fee charged by MasterCard, currently $3,600 USD);

	(iii)	$3,600 USD as the MasterCard Annual Plan Assessment Fee;

	(iv)	$500 USD MasterCard International annual Stand in Fee

(c)	$2,000 CDN + GST +PST - Card production setup fee charged by Mint and the Manufacturer.

(d)

An amount for the charges by the Card Issuer for manufacturing, mailing and providing fulfilment services with respect to the initial order of Cards, calculated in accordance with Schedule " B". The ISO hereby places an initial order for 15,000 Cards.

(e)

The cost of manufacturing of 15,000 Cards at $ .86 for each Card is equal to $ 12,900 CDN plus applicable taxes. Fulfillment and Postage costs are billed when Cards are activated. The manufacturing costs are due on signing of this Agreement. The minimum number of Cards per fulfillment run will be 250 Cards.

6.2     Card Production and Fulfilment. Cards ordered under the Programs will be issued by the Card Issuer and mailed to the Cardholder. The Card Issuer charges an amount based on its Card manufacturing costs, its mailing costs and the costs of its fulfilment services. The amount charged by the Card Issuer on the date of this Agreement is set out in Schedule " B" of this Agreement. The Card Issuer may change the amounts charged by it on reasonable notice to the ISO. The ISO shall pay for the Cards at the time they are ordered from a Mint designated supplier.

6.3     Buy Rate. Mint will charge fees for the Cards and Card use at the rates from time to time established by Mint (the "Buy Rates"). The Buy Rates include all amounts payable to the Card Issuer and MasterCard with respect to the Buy Rate transactions. The Buy Rates in effect on the date of this agreement are set out in Schedule "A". Mint may change the Buy Rates at any time on not less than 60 days notice for new Programs and 90 days notice for pre-existing Programs.

6.4     Cardholder Fees. The ISO will determine the transaction fees to be paid by Cardholders that are above and beyond the Buy Rates, subject to Mint>s approval. These fees will be listed in each Merchant Services Agreement and Program Application. It will be the ISO's responsibility to negotiate new transaction fees with Merchants in the event of Buy Rate increases by Mint. All increases in the transaction fees to be paid by Cardholders must be approved by Mint.

If the ISO prices certain transaction fees at less than the Buy Rate, the ISO will be responsible for paying Mint the differential and the ISO will be required to fund a reserve account to be held by Mint, in an amount specified by Mint for the purpose of paying the fee differential. Mint does not agree to net the fee differential from the residual payments due the ISO.

6.5     Float Account Requirement. On execution of this Agreement, the ISO shall establish a bank account with a minimum balance of $10,000 from which Merchant and POS loads will be drawn by Mint. This account will require to be topped up daily to replace the amount of the loads drawn to cover the previous day's activities. The ISO will sign the required authorizations so that the account will be under the control and management of Mint. Loads will not be posted in the event the balance is not sufficient to cover the loads, The amount of the float requirement will be monitored regularly by Mint and Mint will notify the ISO if the float requirement needs to be increased if volumes dictate. Once the ISO has received all approvals from Mint, the Card Issuer and MasterCard, it will establish the Float Account. with the necessary minimum balance.

6.5     Fee Residuals. The ISO shall be paid compensation under this Agreement in the form of recurring fees (the "Fee Residuals") calculated as follows:

(a)

Mint will pay a monthly commission to the ISO equal to 25% of the MasterCard interchange. The MasterCard interchange currently equals 1.70% of the value of an interchange transaction, less $0.25 cents (for example, a $100 sale has interchange revenue of $1.45), with a current minimum interchange per interchange transaction of $0.05).

All payments to the ISO shall be GST inclusive and the ISO shall be responsible for remitting all GST (if any) which is payable on the commission under this section.

(b)	The ISO will be entitled to the differential between the Buy Rates in effect on a monthly basis from time to time and the transaction fees paid by the Cardholders.

6.6     Fee Residual Payments. Fee Residuals will be paid to the ISO within thirty (30) days after the end of the month for transactions settled on or before the last day of the prior month. (For example, activity ending in September will be paid on or before the end of October.) All payments of Fee Residuals shall be accompanied by an accounting of the amount owing. The ISO shall be entitled to audit the records of Mint upon 30 days' written notice to Mint and the Card Issuer as they relate to the payment of Fee Residuals, provided that such audit shall be performed by an independent third party acceptable to Mint (acting reasonably) who agrees to keep the information obtained in the course of the audit confidential, except that information may be released as necessary in order (a) to report to the ISO and the Card Issuer concerning the accuracy of Mint' s accounting to the ISO, (b) to disclose the amount of any discrepancy between Mint's accounting to the ISO and the Card Issuer and the results of the audit, and (c) if Mint does not accept the results of the audit, to disclose any information which may be required for the purpose of pursuing a claim against Mint.

6.7     ISO Reporting. The ISO shall provide MINT with such reports as MINT may reasonably request on a monthly basis, or more frequently if MINT requests more frequent reporting. MINT shall be entitled to audit all reporting received from the ISO upon 30 days written notice. Mint may share the reports of the ISO, and information obtained in the course of the audit, with the Card Issuer.

Expenses. The ISO shall be responsible for all expenses incurred in the day-to-day conduct of the ISO' s business including, but not limited to, operating and selling expenses.

6.8     Right to Set Off. Mint reserves the right to set off any amounts due to the ISO hereunder against any amounts owed by the ISO to Mint hereunder. Mint will provide a detailed account in writing of any Set Off amounts to be applied.

6.9     No Withholding Required. The ISO represents and warrants that it is not a non-resident of Canada for the purposes of the Income Tax Act (Canada) and is accordingly entitled to earn revenue in Canada without being subject to withholding tax thereon.

6.10     Card Collections/Fraud Problems. Mint shall be entitled to terminate this Agreement if (a) amounts uncollected due to fraud or misuse (including amounts collected and subsequently credited back) on the Cards is greater than the industry average of 0.3% of gross retail sales (excluding ATM transactions) charged to the Cards (excluding, for clarification, ATM transactions), and (b) the ISO has been notified of the issue in writing and either (i) the ISO has not submitted a proposed remedy acceptable to the Card Issuer and Mint within 30 days of notification, or (ii) notwithstanding any proposed remedy, the amounts uncollected due to fraud or misuse (including amounts collected and subsequently credited back) on the Cards has not been brought below 0.3% of gross retail sales charged to the Cards within 60 days following the initial notice.

7.     TERM AND TERMINATION

7.1     Term. The initial term of this Agreement shall be five (5) years from the date of execution, provided that Mint or the ISO may terminate this Agreement at any time after one (1) year following the date of execution on not less than 60 days written notice. This Agreement shall be automatically renewed, at the end of the initial term and each renewal term, for successive terms of two (2) years each unless either Mint or the ISO elects not to renew the term of this Agreement by written notice given not less than one hundred and eighty (180) days prior to the end of the then current term.

7.2     Termination. Either party to this Agreement may terminate this Agreement, immediately upon written notice to the other party, if:

(a)

the other party fails to observe or perform any condition or agreement contained in this Agreement and that default continues for a period of 30 following the delivery of written notice by the terminating party stating that the default has occurred and that the notifying party may terminate this Agreement if that default is not cured within 30 days;

(b)

the other party makes an assignment for the benefit of creditors or takes action to become voluntarily bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or other proceeding seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy or insolvency law, or consents to the appointment of a receiver, liquidator or trustee in bankruptcy or insolvency of the whole or any material part of its property, or if any receiver, liquidator or trustee in bankruptcy or insolvency is appointed and that appointment is not vacated within 60 days;

(c)     the ISO, Mint or the Card Issuer fails to obtain and/or maintain any registration or status with MasterCard or any Network which is required for the purpose of implementing any Program.

7.3     Effect. After the date on which this Agreement expires or is terminated (the " Termination Date"), the ISO shall cease to offer the Programs.

7.4     Payment of Residuals After Termination. The ISO shall continue to receive Fee Residuals for processing services provided to Cards issued during the term of this Agreement under a Program implemented under this Agreement, notwithstanding the termination of this Agreement. Notwithstanding the foregoing, Mint shall not have any obligation to pay Fee Residuals if this Agreement was terminated under Sections 7.2(a) or 7.2(b) in which case the ISO relinquishes all rights to receive Fee Residuals or if the ISO is not in compliance with this Agreement. This provision shall survive termination of this Agreement.

7.4     Payment of Balances After Termination. Within thirty (30) days of termination, the ISO agrees to pay to Mint all unpaid balances due to Mint under this Agreement.

8.     RESTRICTIONS

8.1     Confidentiality. The ISO acknowledges that it may from time to time have access to certain confidential information of Mint, including information concerning the contents of the Master Prospect List, the technology employed by Mint, the marketing plans of Mint and Mint's product development plans. The ISO agrees (i) not to use the confidential information except for the purposes contemplated in this Agreement (and subject to any restrictions on its use agreed to at the time of its disclosure), and (ii) to hold the confidential information in confidence and not to disclose the confidential information, except for disclosure to those individuals who have a need to know the information for the purposes of this Agreement and who have agreed not to maintain the confidentiality of the information. The restrictions contained in this section shall not apply to information which is part of the public domain or becomes part of the public domain other than as a result of a breach of this Agreement or if the ISO is required by law to disclose the confidential information.

8.2     Merchant Inducements. The Merchant Services Agreement shall provide that if this Agreement is terminated, Mint shall assume the rights of the ISO under the Merchant Services Agreement. The ISO agrees that during the term of this Agreement and during the remaining term of any Merchant Services Agreement after the termination of this Agreement, the ISO will not, directly or indirectly, induce or attempt to induce any Merchant to discontinue a Program or to cause the Merchant to seek processing services from a processor or card issuer other than Mint or the Card Issuer. The ISO acknowledges that Mint may immediately terminate all Fee Residuals if Mint in good faith determines at any time that the ISO is causing or attempting to cause one or more Merchants then operating under a Merchant Service Agreement to terminate those Agreements.

8.3     Non-Solicit. The ISO agrees that, for a period of one (1) years following the Termination Date, the ISO will not, directly or indirectly solicit, induce or attempt to hire anyone who was an employee of Mint at any time during the six (6) months prior to the Termination Date.

9.     LIMITATION OF LIABILITY

9.1     Limitation on Damages. Mint's liability to the ISO, if any, arising out of or resulting from its performance under this Agreement shall be limited to general money damages in an amount not to exceed the total Fee Residuals paid by Mint hereunder during the first twelve (12) months of this Agreement, and six (6) months for the following years under the term of this Agreement. The limitation of damages timeframe will be based on the preceding six (6) or twelve (12) months from the date of the ISO claim of damages as per above, which amount shall be the exclusive remedy of the ISO.

9.2     Limit of Liability. In no event shall Mint, the Card Issuer or the ISO be liable to another party under any theory of tort, contract, strict liability or other legal or equitable theory for any exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or such party has been advised of the possibility of such damages.

9.3     Limitation of Actions. No action arising out of the processing of a specific transaction under this Agreement may be brought by either party more than one (1) year after such transaction processing has occurred.

10.     INDEMNIFICATION

10.1     Indemnification by the ISO. The ISO shall indemnify, defend and hold Mint and the Card Issuer harmless against any Losses, as defined below, which are incurred by Mint or the Card Issuer and which arise:

(a)	from the ISO's negligence (including negligent performance of, or negligent failure to perform, its obligations hereunder) or intentional misconduct;

(b)	from the ISO' s breach of its obligations or covenants under this Agreement;

(c)	from the ISO's failure to comply with any applicable law or regulation, or any rule or requirement of MasterCard or any Network.

10.2     Indemnification by Mint. Mint shall indemnify, defend and hold the ISO harmless against any Losses which are incurred by the ISO and which arise:

(a)	from Mint's negligence (including negligent performance of, or negligent failure to perform, its obligations hereunder) or intentional misconduct;

(b)	from Mint' s breach of its obligations or agreements under this Agreement;

(c)	from Mint' s failure to comply with any applicable law or regulation, or any rule or requirement of MasterCard or any Network.

10.3     Losses Defined. For purposes of this Agreement, the term "Losses" shall mean any and all losses, liabilities, damages, claims, failures to collect payments, costs and expenses, including without limitation reasonable fees and expenses of lawyers and other advisers, court costs and other dispute resolution costs, incurred by the party to be indemnified, provided, however, that, such term shall not include any special or consequential costs or damages of any kind or character which the indemnified party may incur, or charges for services rendered by any employees of such party, including, without limitation, services provided by in-house counsel of such party.

11.     GENERAL

11.1     Notice. All notices, consents, approvals or communications under this Agreement (individually, a "Notice") shall be in writing and shall be delivered by personal delivery (which includes courier delivery), registered mail or facsimile transmission and addressed as follows:

If to the ISO: LaBuick Financial Group Inc 24345 Hwy # 48 Baldwin, Ontario L0E 1A0 Fax: 905-722-7639	If to Mint: Mint Inc. 156 Front Street West, Suite 300 Toronto, Ontario M5J 2L6 Fax: 416-581-0006

A Notice shall be deemed to be received on the date it is actually received (in the case of personal delivery), or on the next business day (being a day other than Saturday, Sunday or a statutory holiday in Ontario) in the case of facsimile transmission, or on the fourth business day following mailing. Any party hereto may change its address for the foregoing purposes by giving notice of such change of address.

11.2     Assignment. The ISO or Mint may not, without prior written consent, assign or transfer this Agreement, or any of the ISO's rights or obligations under this Agreement, except that the ISO may transfer this Agreement to a successor owner of substantially all of the ISO's assets and business if the successor agrees in writing to be bound by this Agreement.

11.3     Consents and Approvals. Whenever the consent or approval of Mint is required under this Agreement, it shall not be unreasonable for Mint to withhold its consent or approval if either MasterCard or the Card Issuer is asked to give its consent or approval and that consent or approval is not obtained.

11.4     Card Issuer. If the Card Issuer ceases to hold any license or status necessary to provide Card issuing or related services under this Agreement, or if the agreement between Mint and the Card Issuer is terminated for any reason, or for any other reason, Mint may replace the Card Issuer with another Card Issuer and this Agreement shall not be affected.

11.5     Waiver. Failure on the part of either the ISO or Mint to exercise any rights or privileges granted to it or to insist upon the full performance of all obligations required of the other in this Agreement shall not be construed as waiving any such rights, privileges, obligations, or duties, or as creating any mutual departure herefrom. Any waiver of any right, privilege, obligation, or duty must be in writing, and if not in writing will not be binding in any way, and under no circumstance shall operate beyond the term of this Agreement.

11.6     Headings. The title(s) and headings of paragraphs, sections and articles hereof are intended solely for reference and shall not be construed in any way to modify, explain or place any construction upon any provision of this Agreement.

11.7     Relationship of Parties. Notwithstanding titles or designations used in this Agreement, nothing contained in this Agreement shall be deemed or construed by the parties hereto, or by any third party, to create the relationship between the parties hereto of employer-employee or of partnership or joint venture, it being understood and agreed that neither the method of computing compensation or pricing nor any other provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of independent parties contracting at arm's length. Neither party to this Agreement has, nor holds itself out as having, any authority to enter into any contract to create any obligation or liability on behalf of, in the name of, or binding upon the other party to this Agreement.

11.8     No Partnership or Agency. Nothing in this Agreement shall constitute a partnership or joint enterprise between the ISO and Mint, the Card Issuer or MasterCard. The obligations of the parties to this Agreement are limited to compliance with their contractual obligations as set out in this Agreement. The ISO is an independent contractor and not the agent, representative, partner or employee of Mint, the Card Issuer or MasterCard. The ISO shall not have the power to obligate or bind Mint, the Card Issuer or MasterCard in any manner.

11.9     No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights upon any person or entity that is not a signatory to this Agreement.

11.10     Governing Law. This Agreement shall be governed by, interpreted and construed in all respects in accordance with and under the laws of the Province of Ontario.

11.11     Force Majeure. Mint shall not be liable for any loss, expense or cost incurred by the ISO or any of its employees or agents (and the ISO acknowledges that Mint expressly accepts no liability whatsoever for any loss, expense or cost incurred by any Merchant of the ISO or any other person or entity) resulting from the failure of Mint to perform under this Agreement due to causes beyond the reasonable control of Mint, including but not limited to war, fire, explosions, a terrorist act, acts of God, power failures, Government priorities, labor stoppage, supplier failure or delay, civil disorder, or breakdown or malfunction of utilities, communication systems, machinery, transportation facilities or other equipment of any nature; provided, however, that Mint shall use its best efforts in such event or events to effect prompt resumption of performance hereunder.

11.12     Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid, such invalidity shall not affect the enforceability of any other provision contained in this Agreement, and the remaining portions of this Agreement shall continue in full force and effect. This Agreement may be modified by separate written instrument duly executed by the Parties.

11.13     Entire Agreement. This Agreement constitutes the entire Agreement between Mint and the ISO. No modification or amendment to this Agreement shall be effective unless and until it is set forth in writing, executed by the parties and attached as an addendum hereto.

In witness of which this Agreement has been executed.

MINT CAPITAL CORP.	(ISO)
By:DEAN THRASHER	By:NADIA FAYE LABUICK
Name: Dean Thrasher	Name: Nadia Faye LaBuick
Title: Executive Vice-President	Title: President
Date: March 9, 2006	Date: March 8, 2006

CONFIDENTIAL

Schedule "A"

Fee Schedule

Mint Technologies Prepaid Card Fee Schedule (buy rates):

Card Orders	1-15,000	15,0001 - 25,000	25,001 - 50,000	50,001 - 75,000	75,001-100,000	100,001- 200,000

Tier Buy Down Rate*	0	0.090	0.080	0.070	0.060	0.05
Interchange	25%	33%	35%	37%	40%	43%
Sign Up Fee	3.00	2.75	2.50	2.25	2.00	1.75
Monthly Fee	3.25	3.00	2.75	2.50	2.25	2
Inactive Fee	1.95	1.95	1.95	1.95	1.95	1.95
Load POS	1.00	0.90	0.80	0.70	0.60	0.5
Load -Other (Bill Pay, PAD)	1.00	0.90	0.80	0.70	0.60	0.5
POS Domestic	0.00	0.00	0.00	0.00	0.00	0
POS International	0.00	0.00	0.00	0.00	0.00	0
ATM Domestic	1.00	0.90	0.80	0.70	0.60	0.5
ATM International	1.95	1.80	1.65	1.50	1.35	1.25
Card 2 Card	1.75	1.60	1.45	1.30	1.15	1
Foreign Currency Conversion	2.50%	2.40%	2.25%	2.10%	1.95%	1.75%
Chargeback	25.00	25.00	25.00	25.00	25.00	25
Pin Change	1.00	1.00	1.00	1.00	1.00	1
IVR Inquiry	0.35	0.35	0.35	0.35	0.35	0.35
ATM Inquiry (DOM)	0.15	0.15	0.15	0.15	0.15	0.15
ATM Inquiry (International)	0.50	0.50	0.50	0.50	0.50	0.5
Refund	12.50	12.50	12.50	12.50	12.50	12.5
Paper Statement	7.50	7.50	7.50	7.50	7.50	7.5
Account Closure	15.00	15.00	15.00	15.00	15.00	15
Live Customer Service **	0.95	0.95	0.95	0.95	0.95	0.95

* Rates can be bought for minimum monthly revenue guarantees of buy down rate times max cards in tier,

i.e. 50,000 tier rate costs 50,000 x .08 = $4,000 per month paid 30 days in advance.

** Live Customer Service rates are a per minute charge.

	Per month	Per year
25000	2250	27000
50000	4000	48000
75000	5250	63000
100000	6000	72000
200000	10000	120000

CONFIDENTIAL

Schedule "B" (NEW COSTS TO BE INSERTED)

Card Manufacturing, Mailing and Fulfilment Costs *

The Card Issuer charges an amount for Cards ordered by the ISO based on the Card Issuer's manufacturing costs, mailing costs and fulfilment costs. Those charges, on the date of this Agreement, are based on an initial 15,000 card order (manufacturing and fulfilment costs may vary).

(a)	Manufacturing charge:		$ . 86 per Card
(b)	Mailing charge:		$1.00 per Card
(c)	Fulfillment charges vary depending on the number of Cards ordered, as follows:

	(i)	15,000 Cards	= $0.24 per Card
	(ii)	10,000 Cards	= $0.24 per Card
	(iii)	5,000 Cards	= $0.25 per Card
	(iv)	3,000 Cards	= $0.30 per Card
	(v)	2,000 Cards	= $0.31 per Card
	(vi)	500 Cards	= $0.47 per Card
	(vii)	250 Cards	= $0.88 per Card

MINIMUM CARD ORDERS: 250 CARD BATCHES

Any additional fees incurred to order less than 250 Cards will be borne by the ISO.

*Notes

i)     Card manufacturing costs may vary with volume orders. All orders subject to a 15% handling fee.

ii)     All manufacturing orders are subject to a +/- of 10% on quantity. The ISO is responsible for covering this cost.

iii)     Card manufacturing and design include; 4 colour card, 3 colours for logo and one colour on the back of the Card.

iv)     Manufacturing fees are due at time of order (cards, carriers, PIN mailers, envelopes and activation stickers).  Fulfillment fees are due monthly as cards are shipped to applicants.

Schedule "C"

Program Options

The Merchant may subscribe to one or more of the Program options set out below, which Mint will make available to the Cardholders:

*

Automated Teller Machine Services. Cardholders may use Cards at any ATM that bears the network logo that appears on the back of the Card to make cash withdrawals or to inquire about the amount of funds available to them.

*	PIN based Merchant Point-of-Sale Services. Cardholders may use Cards to purchase goods and services at retail or other establishments that display the network logos that appear on the Card.

*	Non-PIN based Merchant Point-of-Sale Services. Cardholders may use Cards to purchase goods and services at retail or other establishments that display the MasterCard logo.

*	Funds Transfer Services. Cardholders may use Cards to transfer any amount of their available funds to other Cards or to a specified account at a financial institution.